Exhibit 99.1

Crexendo Reports First Quarter 2012 Financial Results

PHOENIX, May 8, 2012 (GLOBE NEWSWIRE) -- Crexendo, Inc. (AMEX:EXE), a provider of Cloud based infrastructure services to businesses, including telecom and website hosting services, e-commerce software, website development, and internet marketing services, today reported financial results for its first quarter ended March 31, 2012.

First Quarter 2012 Compared to 2011

Net income for the first quarter of 2012 was $197,000 or $0.02 per diluted common share, compared to a net loss of $1,851,000 or $0.17 per diluted common share in the prior year quarter. Income before income tax provision for the first quarter of 2012 was $44,000 compared to a loss of $2,973,000 in the prior year quarter. The income tax benefit for the first quarter of 2012 was $153,000, compared to an income tax benefit of $1,122,000 in the prior year quarter.

Cash from operations for the first quarter of 2012 was $652,000 compared to cash used in operations of $3,307,000 for the prior year quarter.  As of March 31, 2012, cash, cash equivalents, and restricted cash were $10,688,000 working capital was $8,999,000, and working capital excluding deferred revenue was $17,869,000.  Total current and long-term trade receivables were $12,338,000 as of March 31, 2012.

Segment Results

StoresOnline
    Revenue for the first quarter of 2012 decreased 69% to $4,410,000 compared to $14,089,000 for the prior year quarter.  Total segment operating expenses decreased 92% to $1,224,000 compared to $14,874,000 for the prior year quarter.

    Segment other income, primarily related to interest on the collection of accounts receivable decreased 34% to $764,000 during the first quarter of 2012 from $1,158,000 in the prior year quarter.

    Total segment income before income tax provision increased 959% to $3,950,000 in the first quarter of 2012 from $373,000 in the prior year quarter.

Crexendo Web Services

    Revenue for the first quarter of 2012 increased 61% to $770,000, from $479,000 in the prior year quarter.  Crexendo backlog, which is anticipated to be recognized within the next twelve months, was $1,212,000 at March 31, 2012 compared to a backlog of $972,000 at March 31, 2011.

    Total segment operating expenses increased 16% to $1,333,000 during the current quarter compared to $1,149,000 in the prior year quarter.  The increase in segment operating expenses is primarily due to an increase in fulfillment costs associated with increase in sales.  Total segment operating loss decreased 16% to $563,000 in the first quarter of 2012 compared to $670,000 in the prior year quarter.

Crexendo Network Services

    Revenue for the first quarter of 2012 was $75,000 compared to no revenue in the prior year quarter.  Total Crexendo Network Services operating expenses were $763,000 for the first quarter of 2012 compared to $486,000 in the prior year quarter.

Steven G. Mihaylo, Chief Executive Officer of Crexendo, stated, "I am pleased with the advances we made this quarter as we are starting to see  improvements in our sales process and sales efforts specifically in our telecom division. This quarter was a milestone for us as we rolled out our nationwide telecom offering, including our home state of Arizona. As a result of this roll out, we had telecom bookings of over $800,000 this quarter. We are starting to see the progress we were seeking in our hiring process as we have seen improved success with our recent new hires and believe we will have  improved retention rates going forward.  As of today we have 24 direct sales representatives selling both our web services and our telecom offerings, which is flat with the prior quarter with several more representatives in the pipeline.  We are building sales momentum and expect continued improvements.

I continue to be impressed with how our products and services continue to improve and develop.  I am absolutely convinced we are focused on the right market segment and know our products and services can compete with anyone’s.  Our primary job continues to be to grow and develop our sales teams, and I am confident with the changes we have made that we will be able to attract and retain quality sales representatives to sell the highest quality products.  We are working toward expanding our product offerings to include other cloud based services, with the continued goal of creating a sustainable recurring revenue model.”

Conference Call
The Company is hosting a conference call today, May 8, 2012 at 4:30 pm ET (1:30 pm PT).  The conference call will be broadcast live over the Internet at http://www.crexendo.com. If you do not have Internet access, the telephone dial-in number is 800-479-9001 for non-domestic participants and 719-457-2662 for international participants. The conference ID to join the call is 5948878.  Please dial in five to ten minutes prior to the beginning of the call at 4:30 PM EST.

About Crexendo
Crexendo provides Cloud-based infrastructure services to businesses, which includes telecom and website hosting services, ecommerce software, website development and internet marketing services. These Cloud-based services help businesses build internet strategies to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software, training and Cloud-based telecom and website hosting services, Crexendo offers site development, search engine optimization (SEO), link building and training. Crexendo, Crexendo Business Solutions, Crexendo Network Services are trademarks of Crexendo, Inc.

Safe Harbor Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i)being pleased with the improvements  made this quarter, (ii) realizing and sustaining improvements in its sales process and  sales efforts specifically in the telecom division, (iii) starting to see  progress in its  hiring process, (iv) having seen improved success with recent hires and having the belief that retention rates will improve on a go forward, (v) building sales momentum and expecting  continued improvements, (vi) continuing  to be impressed with how  products and services continue to improve and develop, (vii) being  convinced  it is focused on the right market segment  and that its products and services can compete with anyone’s, (viii) primary job continuing  to be to grow and develop its sales teams,  (ix) being confident with the changes made it  will be able to attract and retain quality sales reps and (x)  working toward expanding  product offerings to include other cloud based services, with the continued goal of creating a sustainable recurring revenue model.

For a more detailed discussion of risk factors that may affect Crexendo’s operations and results, please refer to the company's Form 10-K for the period ended December 31, 2011 These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CREXENDO, INC.  AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(unaudited)

	March 31, 2012	December 31, 2011
Assets

Current Assets:
Cash and cash equivalents	$8,723	$8,658
Restricted cash	1,965	1,965
Trade receivables, net of allowance for doubtful accounts of $1,626
as of March 31, 2012 and $3,512 as of December 31, 2011	9,012	9,420
Inventories	263	232
Income taxes receivable	534	552
Prepaid expenses and other	590	725
Total Current Assets	21,087	21,552

Certificate of deposit	500	500
Long-term trade receivables, net of allowance for doubtful accounts of $814
as of March 31, 2012 and $1,949 as of December 31, 2011	3,326	6,097
Property and equipment, net	3,863	4,055
Deferred income tax assets, net	272	279
Intangible assets	61	79
Goodwill	265	265
Other long-term assets	231	233
Total Assets	$29,605	$33,060

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$1,059	$1,153
Accrued expenses and other	1,676	2,240
Dividend payable	211	211
Deferred income tax liability	272	279
Deferred revenue, current portion	8,870	9,288
Total Current Liabilities	12,088	13,171

Deferred revenue, net of current portion	3,344	6,123
Other long-term liabilities	251	419
Total Liabilities	15,683	19,713

Commitments and contingencies (Note 7)

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 10,623,081 shares outstanding as of March 31, 2012 and 10,523,078 shares outstanding
as of December 31, 2011	11	11
Additional paid-in capital	49,316	48,938
Accumulated deficit	(35,405)	(35,602)
Total Stockholders' Equity	13,922	13,347

Total Liabilities and Stockholders' Equity	$29,605	$33,060

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share and share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011

Revenue	$5,255	$14,568
Operating expenses:
Cost of revenue	1,421	6,305
Selling and marketing	933	8,763
General and administrative	3,033	2,759
Research and development	594	872
Total operating expenses	5,981	18,699

Loss from operations	(726)	(4,131)

Other income (expense):
Interest income	742	1,153
Interest expense	-	(1)
Other income, net	28	6
Total other income, net	770	1,158

Income (loss) before income tax benefit	44	(2,973)

Income tax benefit	153	1,122

Net income (loss)	$197	$(1,851)

Net income (loss) per common share:
Basic	$0.02	$(0.17)
Diluted	$0.02	$(0.17)

Dividends per common share:	$0.02	$0.02

Weighted average common shares outstanding:
Basic	10,530,066	10,638,597
Diluted	10,566,273	10,638,597

CREXENDO, INC. AND SUBSIDIARIES
 Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$197	$(1,851)
Adjustments to reconcile net income to net
cash provided by (used for) operating activities:
Depreciation and amortization	391	349
Expense for stock options issued to employees	253	174
Deferred income tax benefit	-	(1,103)
Change in uncertain tax positions	(167)	-
Changes in assets and liabilities:
Trade receivables	3,179	(1,725)
Inventories	(31)	27
Income taxes receivable	18	641
Prepaid expenses and other	135	(831)
Other long-term assets	2	2
Accounts payable, accrued expenses and other	(128)	(1,351)
Deferred revenue	(3,197)	2,397
Other long-term liabilities	-	(36)
Net cash provided by (used for) operating activities	652	(3,307)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(711)	(54)
Investment in subsidiary	-	(56)
Net cash used for investing activities	(711)	(110)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and related income tax benefit	336	25
Repurchase of common stock	-	(89)
Payments made on contingent consideration	(1)	-
Dividend payments	(211)	(214)
Net cash provided by (used for) financing activities	124	(278)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	65	(3,695)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,658	14,207
CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,723	$10,512

Supplemental disclosure of cash flow information:
Cash paid (received) during the period:
Interest	$-	$1
Income taxes	(4)	(618)